 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)1

Maplebear Inc.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

565394103
(CUSIP Number)

September 30, 2024
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 565394103

1	NAME OF REPORTING PERSON

	GCM Grosvenor IC SPV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,892,493
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		7,892,493
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,892,493
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.0%
12	TYPE OF REPORTING PERSON

	OO

2

CUSIP No. 565394103

1	NAME OF REPORTING PERSON

	GCM Grosvenor IC SPV 2, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		1,052,703
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		1,052,703
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,052,703
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	Less than 1%
12	TYPE OF REPORTING PERSON

	OO

3

CUSIP No. 565394103

1	NAME OF REPORTING PERSON

	GCM Special Opportunities Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		60,000
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		60,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	60,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	Less than 1%
12	TYPE OF REPORTING PERSON

	CO

4

CUSIP No. 565394103

1	NAME OF REPORTING PERSON

	GCM Investments GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		8,945,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		8,945,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,945,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.4%
12	TYPE OF REPORTING PERSON

	OO

5

CUSIP No. 565394103

1	NAME OF REPORTING PERSON

	Grosvenor Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Illinois
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		9,005,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		9,005,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,005,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%
12	TYPE OF REPORTING PERSON

	PN

6

CUSIP No. 565394103

1	NAME OF REPORTING PERSON

	GCM, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		9,005,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		9,005,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,005,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%
12	TYPE OF REPORTING PERSON

	OO

7

CUSIP No. 565394103

1	NAME OF REPORTING PERSON

	Grosvenor Capital Management Holdings, LLLP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		9,005,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		9,005,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,005,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%
12	TYPE OF REPORTING PERSON

	PN

8

CUSIP No. 565394103

1	NAME OF REPORTING PERSON

	GCM Grosvenor Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		9,005,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		9,005,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,005,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%
12	TYPE OF REPORTING PERSON

	OO

9

CUSIP No. 565394103

1	NAME OF REPORTING PERSON

	GCM Grosvenor Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		9,005,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		9,005,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,005,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%
12	TYPE OF REPORTING PERSON

	CO

10

CUSIP No. 565394103

1	NAME OF REPORTING PERSON

	GCM V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		9,005,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		9,005,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,005,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%
12	TYPE OF REPORTING PERSON

	OO

11

CUSIP No. 565394103

1	NAME OF REPORTING PERSON

	Michael J. Sacks
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
		(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		9,005,196
PERSON WITH	7	SOLE DISPOSITIVE POWER

		0
	8	SHARED DISPOSITIVE POWER

		9,005,196
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,005,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%
12	TYPE OF REPORTING PERSON

	IN

12

CUSIP No. 565394103

Item 1(a).	Name of Issuer:

The name of the issuer is Maplebear Inc. (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

The address of the Issuer’s principal executive offices is 50 Beale Street, Suite 600, San Francisco, California 94105.

Item 2(a).	Name of Person Filing:
Item 2(b).	Address of Principal Business Office or, if None, Residence:
Item 2(c).	Citizenship:

This Schedule 13G is filed by:

1.	GCM Grosvenor IC SPV, LLC (“GCM SPV”) c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
2.	GCM Grosvenor IC SPV 2, LLC (“GCM SPV2”) c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
3.	GCM Special Opportunities Master Fund, Ltd. (“GCM SOF”) c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: Cayman Islands
4.	GCM Investments GP, LLC (“GCM GP”) c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
5.	Grosvenor Capital Management, L.P. (“Grosvenor Capital Management”) c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Illinois
6.	GCM, L.L.C. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
13

CUSIP No. 565394103

7.	Grosvenor Capital Management Holdings, LLLP (“Grosvenor Capital Holdings”) c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
8.	GCM Grosvenor Holdings, LLC (“GCM Holdings”) c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
9.	GCM Grosvenor Inc. (“GCM Grosvenor”) c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
10.	GCM V, L.L.C. (“GCM V”) c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
11.	Michael J. Sacks c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: United States

The foregoing persons are hereinafter sometimes referred to individually as a “Reporting Person” and collectively as the “Reporting Persons”.

Each of the Reporting Persons may be deemed to be a member of a group for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that may be deemed to collectively beneficially own over 10% of the Issuer’s outstanding shares of Common Stock (as defined below). This filing shall not be deemed to be an affirmation that such a group exists for purposes of the Exchange Act or for any other purpose or that any such Reporting Person is a beneficial owner of securities of the Issuer. Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein except to the extent of his or its pecuniary interest therein.

Item 2(d).	Title of Class of Securities:

The class of securities to which this Schedule 13G relates is the Issuer’s Common Stock, par value $0.0001 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

The CUSIP number of the Common Stock is 565394103.

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CUSIP No. 565394103

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
	☒	Not applicable.
a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
e)	☐	An investment advisor in accordance with § 240.13d-1(b)(1)(ii)(E);
f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act (15 U.S.C. 80a-3);
j)	☐	A non-U.S. Institution in accordance with § 240.13d-1(b)(1)(ii)(J);
k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.
a)	Amount beneficially owned:

As of September 30, 2024, (i) GCM SPV beneficially owned 7,892,493 shares of Common Stock, (ii) GCM SPV2 beneficially owned 1,052,703 shares of Common Stock, and (iii) GCM SOF beneficially owned 60,000 shares of Common Stock.

GCM GP, as the general partner of each of GCM SPV and GCM SPV2, may be deemed to beneficially own the 8,945,196 shares of Common Stock owned in the aggregate by GCM SPV and GCM SPV2.

Grosvenor Capital Management, as the investment manager of each of GCM SPV, GCM SPV2 and GCM SOF, may be deemed to beneficially own the 9,005,196 shares of Common Stock owned in the aggregate by GCM SPV, GCM SPV2 and GCM SOF.

15

CUSIP No. 565394103

GCM, L.L.C., as the general partner of Grosvenor Capital Management, may be deemed to beneficially own the 9,005,196 shares of Common Stock owned in the aggregate by GCM SPV, GCM SPV2 and GCM SOF.

Grosvenor Capital Holdings, as the sole member of each of GCM GP and GCM L.L.C, may be deemed to beneficially own the 9,005,196 shares of Common Stock owned in the aggregate by GCM SPV, GCM SPV2 and GCM SOF.

GCM Holdings, as the general partner of Grosvenor Capital Holdings, may be deemed to beneficially own the 9,005,196 shares of Common Stock owned in the aggregate by GCM SPV, GCM SPV2 and GCM SOF.

GCM Grosvenor, as the sole member of GCM Holdings, may be deemed to beneficially own the 9,005,196 shares of Common Stock owned in the aggregate by GCM SPV, GCM SPV2 and GCM SOF.

GCM V, as a shareholder of GCM Grosvenor, may be deemed to beneficially own the 9,005,196 shares of Common Stock owned in the aggregate by GCM SPV, GCM SPV2 and GCM SOF.

Mr. Sacks, as the manager of GCM V, may be deemed to beneficially own the 9,005,196 shares of Common Stock owned in the aggregate by GCM SPV, GCM SPV2 and GCM SOF.

The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person, and the filing of this statement shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities.

b)	Percent of class:

The percentages used in this Schedule 13G are calculated based upon 260,804,661 shares of Common Stock outstanding as of July 31, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2024.

As of September 30, 2024, (i) GCM SPV beneficially owned approximately 3.0% of the outstanding shares of Common Stock, (ii) GCM SPV2 beneficially owned less than 1% of the outstanding shares of Common Stock, (iii) GCM SOF beneficially owned less than 1% of the outstanding shares of Common Stock, (iv) GCM GP beneficially owned approximately 3.4% of the outstanding shares of Common Stock, (v) Grosvenor Capital Management, GCM, L.L.C., Grosvenor Capital Holdings, GCM Holdings, GCM Grosvenor, GCM V, and Mr. Sacks may be deemed to beneficially own approximately 3.5% of the outstanding shares of Common Stock.

c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote

See Cover Pages Items 5-9.

16

CUSIP No. 565394103

(ii)	Shared power to vote or to direct the vote

See Cover Pages Items 5-9.

(iii)	Sole power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

(iv)	Shared power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1 to the Schedule 13G filed by the Reporting Persons with the Securities and Exchange Commission on February 14, 2024. In addition, each of the Reporting Persons may be deemed to be a member of a group for purposes of Section 13(d) of the Exchange Act with D1 Capital Partners L.P. and Daniel Sundheim.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Each Reporting Person hereby makes the following certification:

By signing below each of the Reporting Persons certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

17

CUSIP No. 565394103

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 14, 2024

GCM GROSVENOR IC SPV, LLC
By:	Grosvenor Capital Management, L.P. (its investment manager)
By:	GCM, L.L.C. (its general partner)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Authorized Signatory

GCM GROSVENOR IC SPV 2, LLC
By:	Grosvenor Capital Management, L.P. (its investment manager)
By:	GCM, L.L.C. (its general partner)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Authorized Signatory

GCM SPECIAL OPPORTUNITIES MASTER FUND, LTD.
By:	Grosvenor Capital Management, L.P. (its investment manager)
By:	GCM, L.L.C. (its general partner)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Authorized Signatory

GCM INVESTMENTS GP, LLC
By:	Grosvenor Capital Management Holdings, LLLP (its sole member)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Authorized Signatory

18

CUSIP No. 565394103

GROSVENOR CAPITAL MANAGEMENT, L.P.
By:	GCM, L.L.C. (its general partner)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Authorized Signatory

GCM, L.L.C.
By:	Grosvenor Capital Management Holdings, LLLP (its sole member)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Authorized Signatory

GROSVENOR CAPITAL MANAGEMENT HOLDINGS, LLLP

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Authorized Signatory

GCM GROSVENOR HOLDINGS, LLC
By:	GCM Grosvenor Inc. (its sole member)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Authorized Signatory

GCM GROSVENOR INC.
By:	GCM V, L.L.C. (its shareholder)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Authorized Signatory

GCM V, L.L.C.

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Authorized Signatory

/s/ Michael J. Sacks
MICHAEL J. SACKS

19